Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BLUE APRON HOLDINGS, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Blue Apron Holdings, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.            The Restated Certificate of Incorporation of the Corporation (as heretofore amended, the “Restated Certificate”) is hereby amended by deleting Section 3 and 4 of Article TENTH, and inserting the following in lieu thereof:

“3. Classes of Directors and Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III.  For so long as there are three classes of directors, each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  Notwithstanding the foregoing, subject to the rights of holders of any series of Preferred Stock to elect directors, commencing with the 2022 annual meeting of stockholders, the directors shall be divided into two classes, with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2023 annual meeting of stockholders; commencing with the 2023 annual meeting of stockholders, there shall be a single class of directors, with the successors of the directors whose terms expire at that meeting being elected for a one-year term expiring at the 2024 annual meeting of stockholders; and commencing with the 2024 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders; provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal. For the avoidance of doubt, the directors elected at the 2021 annual meeting of stockholders will serve for a term expiring at the 2024 annual meeting of stockholders; the directors who were elected at the 2020 annual meeting of stockholders will serve for a term expiring at the 2023 annual meeting; and the directors who were elected at the 2019 annual meeting of stockholders will serve for a term expiring at the 2022 annual meeting; provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

4. [Reserved.]”

2.            The Restated Certificate is hereby amended by deleting Section 7 of Article TENTH, and inserting the following in lieu thereof:

“7. Removal. Subject to the rights of holders of any series of Preferred Stock, for so long as the Board of Directors is classified, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors. At any time that the Board of Directors is no longer classified, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the votes which all the stockholders would be entitled to cast in any annual election of directors.”

3.            The Restated Certificate is hereby amended by deleting Section 8 of Article TENTH, and inserting the following in lieu thereof:

“8. Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders.  A person elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified; provided, however that notwithstanding the foregoing, until the 2024 annual meeting of stockholders, a director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.”

4.            The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 14th day of June, 2021.

/s/ Meredith L. Deutsch
Meredith L. Deutsch
Secretary